Exhibit 1(a)(i)

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer (as defined below) is not being made to, nor will tenders be accepted from or on behalf of, holders of LATAM shares or ADSs (as defined below) in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to holders of LATAM shares and/or ADSs in any such jurisdiction.

Holders of LATAM shares or ADSs in the United States should read the Notice to U.S. Stockholders of LATAM Airlines Group S.A.

This Prospectus is a free translation to English, prepared only for the convenience of the reader, of the Prospectus published in the Republic of Chile in Spanish. The original Spanish version shall prevail in case of any discrepancy with this free translation to English.

PROSPECTUS

TENDER OFFER TO ACQUIRE UP TO 20% OF THE

OUTSTANDING SHARES

OF

LATAM AIRLINES GROUP S.A.

A PUBLICLY HELD CORPORATION REGISTERED IN THE SECURITIES REGISTRY UNDER N° 306

BY

DELTA AIR LINES, INC.

A CORPORATION ORGANIZED UNDER THE LAWS OF THE STATE OF DELAWARE, UNITED STATES OF AMERICA

DELTA AIR LINES, INC. OFFERS TO PURCHASE UP TO 20% OF THE SHARES OF LATAM AIRLINES GROUP S.A. AT A PRICE OF US$16.00 (SIXTEEN UNITED STATES DOLLARS, HEREINAFTER “DOLLARS” OR INDIVIDUALLY “DOLLAR” OR “US$”) PER SHARE, ON THE TERMS AND CONDITIONS INDICATED IN THIS PROSPECTUS AND IN THE NOTICE OF COMMENCEMENT.

Manager of the Offer

SANTANDER CORREDORES DE BOLSA LIMITADA

This prospectus has been prepared by Santander Corredores de Bolsa Limitada together with Delta Air Lines, Inc., in order to provide general information on the offer described herein, so that each of the shareholders of LATAM Airlines Group S.A. can independently evaluate and decide on the convenience of participating therein.

The information used in the preparation of this prospectus has been obtained from public sources and from the companies to which it refers, without any independent verification by Santander Corredores de Bolsa Limitada or by Delta Air Lines, Inc., and thus they assume no responsibility therefor. The terms and conditions of the offer are contained in the tender offer notice of commencement for the purchase of shares of LATAM Airlines Group S.A. published in La Nación (www.lanacion.cl) and El Líbero (www.ellibero.cl) online newspapers on November 26th, 2019, as well as in this prospectus.

Should you have any queries after reading this prospectus, or should you require additional information regarding the terms and conditions of the offer, please contact Santander Corredores de Bolsa Limitada, at +56 2 2320 3301, or at corredora@santander.cl or at the offices located at Isidora Goyenechea N° 2800, floor 40, Las Condes, Santiago, Metropolitan Region, Chile.

SANTIAGO, NOVEMBER 26, 2019

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1.	SUMMARY OF THE OFFER

Delta Air Lines, Inc. (“Delta” or the “Offeror”), in accordance with the provisions of article 202 of the Law N° 18,045 on Securities Market (the “Securities Market Law”) and the provisions of the Norma de Carácter General Nº 104 of the Comisión para el Mercado Financiero (the “CMF”), published in La Nación and El Líbero online newspapers, on November 26, 2019, the notice of commencement (the “Notice of Commencement”) of a tender offer to acquire up to 20% of the issued, subscribed and paid-in shares of the publicly held corporation LATAM Airlines Group S.A. (“LATAM” or the “Company”), tax ID Nº 89.862.200-2, registered in the CMF’s Securities Register under Nº 306.

This document is the prospectus (the “Prospectus”) required by article 203 of the Securities Market Law, which contains the terms and conditions of the Offer and establishes the procedures and mechanisms under which LATAM shareholders may agree to tender their shares to the Offeror.

It is the Offeror’s intention to acquire up to 121,281,538 out of a total of 606,407,693 LATAM shares, representing 20% of the total issued, subscribed and paid-in LATAM shares as of this date (the “Offer” or the “OPA”), at a price of US$16.00 per each share validly tendered to the Offeror (and for which no right of withdrawal has been exercised), payable in accordance with the terms indicated in Section 8 (“Price and terms of payment”) of this Prospectus.

In the event that the number of tendered shares, including those represented by American Depositary Shares (“ADS”), exceeds 20% of the total issued, subscribed and paid-in LATAM shares, the Offeror will purchase the tendered shares on a pro rata basis from each of the tendering shareholders, applying the apportionment factor described in Section 7.4 (“Pro-rata mechanism”) of this Prospectus.

The Offer has an effective term of 30 calendar days, starting on November 27, 2019 and expiring on December 26, 2019. Both the first and the last day of such term, including its extension, will begin at 9:30 AM and will end at 4:00 PM (the “Opening and Closing Hours of the Stock Market”).

The Offeror has the right to extend the term of the Offer, as established in article 205 of the Securities Market Law. For the purpose of this Prospectus, the term “Expiration Date” shall refer to December 26, 2019 and, in case of an extension of the term of the Offer, the last day of such extension.

The Offeror does not seek to obtain control of LATAM by means of this OPA, which means that a control premium is not included herein. Nonetheless, the price per share of the OPA considers a premium of 80.51% with respect to the closing price for each share in the Santiago Stock Exchange, on September 25, 2019 (US$8.86 per share, considering an exchange rate of $721.92 pesos, national currency, per Dollar, which is the Dólar Observado exchange rate published on September 25, 2019 in the Official Gazette), which is the trading business day prior to the date on which the Framework Agreement was announced to the public through the disclosure by LATAM of an hecho esencial (essential information disclosure) sent to the CMF.

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The Offeror shall communicate the result of the Offer, by means of notices that will be published in the online newspapers La Nación and El Líbero on the third day following the Expiration Date, in accordance with article 212 of the Securities Market Law and the instructions from the CMF (the “Notice of Result”).

If the Offer is successful, the Notice of Result will contain the total number of shares tendered and acquired by the Offeror, and the percentage of ownership that the Offeror will obtain as a result of the Offer.

2.	IDENTIFICATION OF THE OFFEROR

2.1.	Legal background. Delta Air Lines, Inc., Chilean tax ID Nº 59.288.750-9, is a corporation organized and validly existing under the laws of the State of Delaware, United States of America, incorporated in said state on March 16, 1967, and domiciled at 1030 Delta Boulevard, Atlanta, Georgia 30354-1989, United States of America.

For the purpose of this OPA, the domicile of the Offeror shall be Cerro El Plomo, N° 5680, office N° 1802, Las Condes, Santiago, Metropolitan Region, Chile.

The business purpose of the Offeror is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law including, in particular, providing scheduled air transportation for passengers and cargo throughout the United States of America and around the world.

The Offeror is not a company subject to the supervision of the CMF.

2.2.	Management of the Offeror. The members of the board of directors of the Offeror, all of which are domiciled for the purpose of this Offer at 1030 Delta Boulevard, Atlanta, Georgia 30354-1989, United States of America, are the following:

Name	Chilean Taxpayer Registration No	Position
Edward H. Bastian	N/A	Director
Francis S. Blake	N/A	Chairman of the Board
Daniel A. Carp	N/A	Director
Ashton B. Carter	N/A	Director
David G. Dewalt	N/A	Director
William H. Easter III	N/A	Director
Christopher A. Hazleton	N/A	Director
Michael P. Huerta	N/A	Director
Jeanne P. Jackson	N/A	Director
George N. Mattson	N/A	Director
Sergio A. L. Rial	N/A	Director
David S. Taylor	N/A	Director
Kathy N. Waller	N/A	Director

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Moreover, the members of the senior management of the Offeror, all of which are domiciled for the purpose of this Offer at 1030 Delta Boulevard, Atlanta, Georgia 30354-1989, United States of America, are the following:

Name	Chilean Taxpayer Registration No	Position
Edward H. Bastian	N/A	Chief Executive Officer
Peter W. Carter	N/A	Executive Vice President – Chief Legal Officer
Glen W. Hauenstein	N/A	President
Paul A. Jacobson	N/A	Executive Vice President – Chief Financial Officer
William P. Lentsch	N/A	Executive Vice President – Flying/Air Operations
Rahul Samant	N/A	Executive Vice President – Chief Information Officer
Steven M. Sear	N/A	President, International and Executive Vice President – Global Sales
Joanne D. Smith	N/A	Executive Vice President – Chief People Officer
W. Gil West	N/A	Senior Executive Vice President – Chief Operating Officer

2.3.	Interest/Ownership in other companies. The Offeror participates in the ownership of the companies mentioned in Section 2.4 (“Related parties or affiliates of the Offeror”) of this Prospectus.

The Offeror does not participate, directly or indirectly, in the ownership of any companies that are incorporated in Chile or under the supervision of the CMF.

2.4.	Related parties or affiliates of the Offeror.

The Offeror’s related parties, pursuant to the provisions of article 100 of the Securities Market Law, are the following:

(a)	The following filiales or subsidiaries of Delta, pursuant to the definition of “filial” in Law Nº 18,046:

➢	Delta Air Lines and Pan American World Airways Unterstutzungskasse GMBH (Germany);

➢	New Sky, Ltd. (Bermuda);

➢	Aero Assurance Ltd.; Air4 Passenger Services Systems, LLC; Delta Flight Products, LLC; Delta Gift Cards, Inc.; Delta India Investments I, LLC; Delta India Investments II, LLC; Delta Material Services, LLC; Delta Private Jets, Inc.; Delta Professional Services, LLC; Delta Receivables, LLC; Delta Sky Club, Inc.; Delta Vacations, LLC; DL International Enterprises, LLC; DL Investment Partners, LP; Endeavor Air, Inc.; Epsilon Trading, LLC; MIPC, LLC; Monroe Energy, LLC; Montana Enterprises, Inc.; Northwest Airlines, LLC; NW Red Baron LLC (United States of America);

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➢	DAL Europe C.V.; DAL Foreign Holdings, C.V.; TATL Services BV (the Netherlands);

➢	Delta Air Lines Private Limited (India);

➢	Delta Air Lines Dublin Limited (Ireland);

➢	DAL Leasing Limited; Delta International Aircraft Leasing Limited (Cayman Islands); and

➢	Delta TATL UK Limited (United Kingdom).

(b)	The following coligantes entities of Delta, pursuant to the definition of “coligante” in Law Nº 18,046:

➢	Berkshire Hathaway Inc. (United States of America); and

➢	Delta Master Executive Council (Delta MEC), the governing body of the Delta unit of the Air Line Pilots Association (ALPA), which has an agreement with Delta to designate one member of Delta’s board of directors.

(c)	The following coligadas entities of Delta, pursuant to the definition of “coligada” in Law Nº 18,046:

➢	AirCo Aviation Services, LLC; JFK IAT Member, LLC; Northwest Advanced Bio-Fuels LLC; Pretzel Perfection; Republic Airways Holdings Inc.; Technical Aviation Partners, LLC (United States of America);

➢	Hankin KAL Corp. (Japan);

➢	AM DL MRO JV, S.A.P.I. de C.V.; Grupo Aeroméxico S.A.B. de C.V. (Mexico); and

➢	Virgin Atlantic Limited UK (United Kingdom).

(d)	The directors and managers of the Offeror included in Section 2.2 (“Management of the Offeror”) above, and their spouses and relatives or their relatives to the second degree of consanguinity, as well as any entity controlled, directly or indirectly, by any of them.

3.	IDENTIFICATION OF THE CONTROLLER OF THE OFFEROR

3.1.	Controller of the Offeror. The Offeror’s ownership structure is dispersed, and it does not have a controller according to article 97 of the Securities Market Law.

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3.2.	Shareholders of the Offeror. To date, the main shareholders of the Offeror are:

(a)	Berkshire Hathaway Inc., a holding corporation registered under the laws of Delaware, United States of America, domiciled at 3555 Farnam Street, Omaha City, State of Nebraska, United States of America, holding 10.96% of the total share capital;

(b)	The Vanguard Group, an investment adviser registered under the laws of Pennsylvania, United States of America, domiciled at 100 Vanguard Boulevard, City of Malvern, State of Pennsylvania, United States of America, holding 7.51% of the total share capital; and

(c)	BlackRock, Inc., an investment management corporation registered under the laws of Delaware, United States of America, domiciled at 55 East 52nd Street, New York City, New York State, United States of America, owning 5.49% of the total share capital.

No individual or group of related persons holds more than 10.96% of the Offeror’s total shares.

4.	BUSINESS AND FINANCIAL INFORMATION OF THE OFFEROR

4.1.	Activities and business operations of the Offeror. Delta Air Lines, Inc. is a major passenger airline, providing scheduled air transportation for passengers and cargo throughout the United States of America and around the world. Delta’s route network is centered around a system of significant hubs and key markets at airports in Amsterdam, Atlanta, Boston, Detroit, London-Heathrow, Los Angeles, Mexico City, Minneapolis-St. Paul, New York-LaGuardia, New York-JFK, Paris-Charles de Gaulle, Salt Lake City, São Paulo, Seattle, Seoul-Incheon and Tokyo. Each of these operations includes flights that gather and distribute traffic from markets in the geographic region surrounding the hub or key market to domestic and international cities and to other hubs or key markets. Delta’s network is supported by a fleet of aircraft that is varied in size and capabilities, giving Delta flexibility to adjust aircraft to the network. Through its international joint ventures, its alliances with other foreign airlines, its membership in SkyTeam and agreements with multiple domestic regional carriers that operate as Delta Connection, Delta is able to bring choice to customers worldwide.

4.2.	Financial information. The summarized consolidated financial information of the Offeror as of December 31, 2018 and as of December 31, 2017, respectively, is detailed below. This information has been prepared according to the generally accepted accounting principles in the United States of America (“US GAAP”), and based on the balance and audited income statement for each period, and is expressed in millions of Dollars:

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Consolidated balance sheet	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	1,565	1,814
Short-term investments	203	825
Accounts receivable, net of an allowance for uncollectible accounts of $12 at December 31, 2018 and at December 31, 2017	2,314	2,377
Fuel inventory	592	916
Expendable parts and supplies inventories, net of an allowance for obsolescence of $102 and $113 at December 31, 2018 and at December 31, 2017, respectively	463	413
Prepaid expenses and other	1,203	1,459
Total current assets	6,340	7,804
Noncurrent assets:
Property and equipment, net of accumulated depreciation and amortization of $15,823 and $14,097 at December 31, 2018 and at December 31, 2017, respectively	28,335	26,563
Operating lease right-of-use assets	5,994	-
Goodwill	9,781	9,794
Identifiable intangibles, net of accumulated amortization of $862 and $845 at December 31, 2018 and at December 31, 2017, respectively	4,830	4,847
Restricted cash for airport construction	1,136	-
Deferred income taxes, net	242	1,354
Other noncurrent assets	3,608	3,309
Total noncurrent assets	53,926	45,867
Total assets	60,266	53,671
Liabilities and stockholders’ equity

Current liabilities:
Current portion of long-term debt and finance leases	1,518	2,242
Current portion of operating leases	955	-
Air traffic liability	4,661	4,364
Accounts payable	2,976	3,634
Accrued salaries and related benefits	3,287	3,022
Loyalty program deferred revenue	2,989	2,762
Fuel card obligation	1,075	1,067
Other accrued liabilities	1,117	1,868
Total current liabilities	18,578	18,959
Noncurrent liabilities:
Long-term debt and finance leases	8,253	6,592
Pension, postretirement and related benefits	9,163	9,810
Loyalty program deferred revenue	3,652	3,559
Noncurrent operating leases	5,801	-
Other noncurrent liabilities	1,132	2,221
Total noncurrent liabilities	28,001	22,182
Stockholders’ equity:
Common stock at $0.0001 par value; 1,500,000,000 shares authorized, 688,136,306 and 714,674,160 shares issued at December 31, 2018 and at December 31, 2017, respectively	–	–
Additional paid-in capital	11,671	12,053
Retained earnings	10,039	8,256
Accumulated other comprehensive loss	(7,825)	(7,621)
Treasury stock, at cost, 8,191,831 and 7,476,181 shares at December 31, 2018 and at December 31, 2017, respectively	(198)	(158)
Total stockholders’ equity	13,687	12,530
Total liabilities and stockholders’ equity	60,266	53,671

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Consolidated statements of operations	December 31, 2018	December 31, 2017
Operating revenue:
Passenger	39,755	36,947
Cargo	865	744
Other	3,818	3,447
Total operating revenue	44,438	41,138
Operating expense:
Salaries and related costs	10,743	10,058
Aircraft fuel and related taxes	9,020	6,756
Regional carriers expense, excluding fuel	3,438	3,466
Depreciation and amortization	2,329	2,222
Contracted services	2,175	2,108
Passenger commissions and other selling expenses	1,941	1,827
Ancillary businesses and refinery	1,695	1,495
Landing fees and other rents	1,662	1,501
Aircraft maintenance materials and outside repairs	1,575	1,591
Profit sharing	1,301	1,065
Passenger service	1,178	1,123
Aircraft rent	394	351
Other	1,723	1,609
Total operating expense	39,174	35,172
Operating income	5,264	5,966
Non-operating expense:
Interest expense, net	(311)	(396)
Unrealized gain/(loss) on investments, net	14	-
Miscellaneous, net	184	(70)
Total non-operating expense, net	(113)	(466)
Income before income taxes	5,151	5,500
Income tax provision	(1,216)	(2,295)
Net income	3,935	3,205
Basic earnings per share	5.69	4.45
Diluted earnings per share	5.67	4.43
Cash dividends declared per share	1.31	1.02

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Based on the balance sheet and income statements for the periods ending on December 31, 2018 and on December 31, 2017, the liquidity, indebtedness and profitability ratios of the Offeror are as follows:

Ratios	December 31, 2018	December 31, 2017
Liquidity ratios
Current liquidity (current assets / current liabilities)	0.3	0.4
Quick ratio (funds available / current liabilities)(1)	0.2	0.3
Indebtedness ratios
Debt ratio (total liabilities / equity)	3.4	3.3
Short-term debt on Total debt(2)	34%	38%
Financial expense coverage (Operating income / Interest expense)	16.9	15.1
Profitability ratios
Return on equity(3)	30.0%	25.8%
Return on assets(4)	6.9%	6.1%

(1) Available Funds estimated as Cash and Cash Equivalents and Accounts Receivable.

(2) Debt includes debt and finance leases, accounts payable, accrued salaries and benefits for employees, and post-employment benefits and pensions.

(3) Return on equity calculated as net income over average stockholder's equity.

(4) Return on assets calculated as net income over average assets.

4.3.	Credit ratings. Delta’s latest credit rating is “BBB-” with a stable forecast by Standard & Poor’s; “Baa3” with a stable forecast by Moody’s; and “BBB-” with a stable forecast by Fitch Ratings.

4.4.	Securities of the Offeror. The Offeror does not have any securities listed on any Chilean stock market.

The stock market on which the Offeror’s common shares are traded is the New York Stock Exchange (NYSE: DAL).

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5.	PRIOR RELATIONS BETWEEN THE COMPANY AND THE OFFEROR

5.1.	Shareholding interest. The Offeror does not own LATAM’s shares nor does it participate in any way in its management.

5.2.	Relevant relationships. The Offeror does not have nor has it had in the past any relevant relationships with the majority direct or indirect shareholders, or controllers of LATAM, or their related persons.

5.3.	Prior contacts. On June 29, 2019, executives of the Offeror and LATAM held a first meeting in which they engaged in preliminary discussions over a potential transaction between both parties.

On July 11, 2019, the Offeror and LATAM executed a confidentiality agreement to begin exchanging confidential information and advance discussions regarding a potential strategic alliance between the two parties, including the Offeror’s tender offer for LATAM’s shares.

Between July 11, 2019 and September 26, 2019, the parties and their advisors engaged in a series of telephonic and in-person meetings to advance discussions and negotiations regarding the strategic alliance and the OPA.

On September 26, 2019, the Company and the Offeror signed a framework agreement (the “Framework Agreement”), pursuant to which the Offeror, subject to the satisfaction of certain conditions indicated therein, agreed to commence a tender offer for the acquisition of up to 20% of the issued and outstanding shares of LATAM at a price of US$16.00 per share.

Pursuant to the Framework Agreement, the parties agreed to create, subject to regulatory approvals, a strategic alliance between Delta and LATAM on non-stop routes between the United States of America and Canada, and the countries of South America which have open skies agreements with the United States of America, and on the connections of such routes (the “Strategic Alliance”). The Strategic Alliance includes the joint design of networks, cargo operations, and reciprocal shared codes.

The Framework Agreement also includes the payment of US$350 million by Delta to LATAM in order to compensate for the costs that LATAM has to incur during the transition period until the implementation of the Strategic Alliance, notwithstanding that in the event that such costs are higher than the said amount for extraordinary reasons, both parties are required to negotiate in good faith any potential additional payments that may apply. The payment of US$350 million is not subject to the successful implementation of the Strategic Alliance. Out of said amount, US$150 million was paid on September 30, 2019. The remaining balance will be paid in eight quarterly installments of US$25 million each from March 31, 2020 onwards.

The Framework Agreement includes the signing of an aircraft purchase contract, under which Delta will acquire a certain number of used aircraft from LATAM. In addition, LATAM will assign to Delta its contractual position as purchaser in certain contracts for the sale of aircraft signed with Airbus SAS.

LATAM informed the CMF of the execution of the Framework Agreement as an hecho esencial on September 26, 2019.

6.	PURPOSE OF THE OFFER AND BUSINESS PLANS

6.1.	General purposes of the Offer. The general objective of the Offeror is to acquire up to 121,281,538 shares of LATAM, equivalent to 20% of the issued, subscribed and paid-in shares of the Company.

It is hereby stated that this Offer is extended on a voluntary basis (that is, not required by law) and that the Offeror does not seek to obtain control of LATAM.

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6.2.	Business plans. Considering that the Offeror does not seek to obtain control of LATAM, the Prospectus does not include the projected business plan for the next 12 months for LATAM and its subsidiaries.

6.3.	Agreements with shareholders. Delta does not have any agreements with shareholders of the Company, nor does it have a commitment to negotiate with them in the future.

7.	CHARACTERISTICS OF THE OFFER

7.1.	Amount of the Offer. The total value of the transaction is US$1,940,504,608 in the event that 121,281,538 shares, representing 20% of the currently issued, subscribed and paid-in shares of the Company, is acquired at a purchase price of US$16.00 per share of the Company.

In the event that the number of tendered shares is less than this amount, the total amount of the transaction will be the result of multiplying said number of shares by the price per share offered in the Offer.

7.2.	Shares targeted by the Offer. This Offer for the acquisition of shares is made for 20% of the Company’s shares (including those represented by ADS), which as of the date of publication of the Notice of Commencement amounts to 121,281,538 issued, subscribed and paid-in shares of LATAM.

7.3.	Offer in other markets. The Offer is extended in Chile.

There is no separate tender offer being made in the United States of America to acquire shares represented by ADS. Nonetheless, for the purpose of acquiring shares held by U.S. holders, including those represented by ADS, which represent approximately 2.8% of the issued, subscribed and paid-in shares of LATAM, this Offer is communicated in the United States of America under the exemption to certain requirements of Regulation 14D and Regulation 14E of the US Securities Exchange Act of 1934, and its amendments, as set forth in Rule 14d-1(c) therein. The procedures for holders of ADS to tender into the Offer are set forth in greater detail in the U.S. supplement to this Prospectus, to be filed on Form CB by Delta with the Securities and Exchange Commission of the United States of America substantially simultaneously with the submission of this Prospectus (the “U.S. Supplement”). To this end, Delta will hire Equiniti Trust Company, which will act as the ADS receiving agent (the “ADS Receiving Agent”).

7.4.	Pro-rata mechanism. In the event that the number of tendered shares, considering both LATAM’s common shares as well as those represented by ADS, exceeds 20% of the issued, subscribed and paid-in shares of LATAM, the Offeror will purchase the tendered shares on a pro rata basis from each of the accepting shareholders, applying the prorating factor resulting from dividing the number of shares offered to be acquired by the Offeror (121,281,538 LATAM shares) by the sum of (i) the aggregate number of shares tendered by LATAM shareholders in this Offer; and (ii) the aggregate number of shares represented by ADS tendered by ADS holders in accordance with the procedure described in greater detail in the U.S. Supplement to this Prospectus. Therefore, in such a case, the number of shares to be acquired from each shareholder that tenders its shares in the Offer shall be equal to the result of multiplying the number of shares tendered by such shareholder and the factor resulting from the formula described above.

In turn, the acquisition will be made only for the whole number (integer) of shares resulting from the formula described above.

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7.5.	Conditions to the Success of the Offer. THE OFFER IS SUBJECT TO THE CONDITION THAT THE OFFEROR ACQUIRES A MINIMUM OF 90,961,154 LATAM SHARES, CORRESPONDING TO 15% OF THE TOTAL ISSUED, SUBSCRIBED AND PAID-IN SHARES OF THE COMPANY, PROVIDED THE OFFEROR MAY WAIVE THIS CONDITION AS IT IS ESTABLISHED IN ITS SOLE BENEFIT.

NOTWITHSTANDING THE ABOVE, THE OFFER IS SUBJECT TO THE OBJECTIVE GROUNDS FOR NOT CONSUMMATING THE OFFER DESCRIBED IN SECTION 10 (“GROUNDS FOR NOT CONSUMMATING THE OFFER”) OF THIS PROSPECTUS.

7.6.	Effective term of the Offer. The Offer has an effective term of 30 calendar days, starting on November 27, 2019 and expiring on the Expiration Date. Both the first and the last day of the term will begin and end in the Opening and Closing Hours of the Stock Market.

The Offeror has the right to extend the effective term of the offer, as expressly established by article 205 of the Securities Market Law. If the Offeror extends the term of the Offer, it must communicate said extension by means of a notice that will be published no later than the day before the original Expiration Date, in the online newspapers La Nación and El Líbero.

7.7.	Notice of result of the Offer. The Offeror will communicate the Notice of Result of the Offer by means of notices that will be published in the same newspapers in which the Notice of Commencement was published, that is, in the online newspapers La Nación and El Líbero, on the third day from the Expiration Date, in accordance with article 212 of the Securities Market Law and the instructions from the CMF.

In case the Offer is successful, the Notice of Result will contain the total number of tendered shares and acquired by the Offeror, and the percentage of ownership of LATAM reached through the Offer.

7.8.	Offerees. The Offer is addressed to all shareholders of LATAM who hold fully subscribed and paid-in shares of the Company during the term of the Offer, including the holders of shares represented by ADS.

Such shareholders must comply with Section 9 (“Procedure for accepting the Offer”) of this Prospectus.

7.9.	Materialization system of the transaction. The operation will be conducted over the counter (outside of the stock market), in accordance with the rules and procedures established for it, using the computer system developed, maintained and operated by the Santiago Stock Exchange, available in its trading terminals from Monday to Friday, excluding holidays, within the Opening and Closing Hours of the Stock Market, from November 27, 2019 until the Expiration Date.

Shareholders who wish to tender their shares to the Offeror pursuant to this Offer must submit their acceptances within the effective term of the Offer, including its extension, in the manner indicated in Section 9 (“Procedure for accepting the Offer”) of this Prospectus. Holders of ADS should refer to the procedures with respect to tendering of ADS as set forth in Section 9.3 (“Procedure for tendering ADS in the Offer”) of this Prospectus, which are described in greater detail in the U.S. Supplement to this Prospectus.

Once the documentation indicated in Section 9 (“Procedure for accepting the Offer”) of this Prospectus has been received and reviewed, the Offeror or the Manager of the Offer, if applicable, will proceed to request the registration of such shares on behalf of the Manager of the Offer in LATAM’s shareholders registry, which is managed by DCV Registros S.A. (“DCV”). The provisions contained in this paragraph shall be effective in spite of the right of withdrawal of each of the shareholders contained in Section 11 (“Withdrawal rights”) of this Prospectus.

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The date of transfer of the shares will be the day of publication of the Notice of Result. In accordance with the provisions of article 212 of the Securities Market Law, for all legal purposes, the date of acceptance by the shareholders and formalization of each transfer of securities, will be the date of the publication of the Notice of Result.

Pension fund managers and general fund managers, for the funds under their management, as well as other institutional investors who are required to maintain their investments under their own name until divestment, who decide to participate in this Offer, will be subject to the procedures and mechanisms required by the regulations applicable to their operations, and in any case will be required to submit their acceptances of this Offer to the offices of Santander Corredores de Bolsa Limitada, within the effective term of the Offer.

8.	PRICE AND TERMS OF PAYMENT

8.1.	Price per share. The price will be 16.00 Dollars for each LATAM share, payable in Dollars or its equivalent in pesos, national currency, based on the average Dólar Observado exchange rate published by the Central Bank of Chile in the Official Gazette on the four banking business days following the Expiration Date, at the accepting shareholder’s election.

If the accepting shareholder does not express any preference when accepting the Offer, it shall be understood that such shareholder chooses to receive the price in Dollars.

If the shareholder chooses to receive pesos, national currency, the risk of variation of the exchange rate will be borne by the accepting shareholder.

LATAM shareholders who agree to sell their shares in the Offer will be paid as described in Section 8.3 (“Terms, time and place of payment”) of this Prospectus.

8.2.	Premium. Given that the Offeror does not seek to obtain control of LATAM through this Offer, the Offer does not include a control premium. Nonetheless, the price per share of the OPA considers a premium of 80.51% with respect to the closing price for each share in the Santiago Stock Exchange on September 25, 2019 (US$8.86 per share, considering an exchange rate of $721.92 pesos, national currency, per Dollar, which is the Dólar Observado exchange rate published on September 25, 2019 in the Official Gazette), which is the trading business day prior to the date on which the CMF was notified of the Framework Agreement as an hecho esencial by LATAM.

8.3.	Terms, time and place of payment. The price will be paid on the fourth banking business day after the Expiration Date (the “Payment Date”).

The price will be paid on the Payment Date, as follows:

(a)	To shareholders who sell their shares under acceptances submitted to Santander Corredores de Bolsa Limitada, (i) in the event that the shareholder decides to receive the price in pesos, national currency, through an electronic transfer of funds to the account that said shareholder had indicated in writing on or before the Expiration Date, or by means of a non-endorsable voucher which will remain at its disposal in the offices of Santander Corredores de Bolsa Limitada, located in Isidora Goyenechea N° 2800, floor 40, Las Condes, Santiago, Metropolitan Region, Chile; and (ii) in the event that the shareholder decides to receive the price in Dollars, through a deposit in a Dollar account opened in a Chilean bank indicated by the shareholder in writing on or before the Expiration Date;

(b)	To shareholders who sell their shares under acceptances submitted to securities intermediaries other than Santander Corredores de Bolsa Limitada, the price will be paid in Dollars or pesos, national currency, as applicable, directly to said intermediaries by means of an electronic transfer of funds to the account of said intermediaries, as applicable, in a Chilean bank; and

(c)	To holders of ADS who tender their ADS to the ADS Receiving Agent pursuant to the procedures set forth in greater detail in the U.S. Supplement, the price will be paid in such manner as described in greater detail in the U.S. Supplement.

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The Offeror will not pay commissions for sale orders received from the shareholders to stockbrokers, agents, depositories or representatives other than the Manager of the Offer and, regarding ADS, the ADS Receiving Agent.

9.	PROCEDURE FOR ACCEPTING THE OFFER

9.1.	Condition of the tendered shares. The shares for which the Offer is accepted must be registered in LATAM’s shareholders registry in the name of the selling shareholder or its broker, agent, depositary or representative, fully paid and free of encumbrances, restrictions, attachments, litigation, injunctions, conditions precedent or subsequent, third party rights, rights in rem or personal rights in favor of third parties and enforceable against the Offeror and, in general, free of any other circumstance that prevents or limits their unrestricted assignment, transfer or ownership (“Encumbrances”).

9.2.	Formal requirements and requisite documentation to accept the Offer for holders of common shares of LATAM.

Shareholders who wish to accept this Offer must do so only during its effective term, by means of a written order to sell their shares, subject to the terms and conditions of the Offer, and selecting the currency of payment, which has to be delivered directly at the offices of the Manager of the Offer, or at the office of another stockbroker, from Monday to Friday within the Opening and Closing Hours of the Stock Market.

Shareholders who deliver their acceptance forms to the Offer shall simultaneously sign transfer forms for all the shares they wish to sell in favor of the Manager of the Offer, or in favor of the stockbroker, agent, depositary or representative they are using, if applicable, which will carry out the necessary procedures to enter into their custody said actions subject to acceptance and, in the case of stockbrokers, agents, depositors or representatives other than the Manager of the Offer, to deliver them to the latter pursuant to the terms of this Offer.

Those shareholders seeking to accept the Offer must deliver to the Manager of the Offer, or to the broker, agent, depositary or representative involved, the following documents:

(a)	The original certificates for the shares they want to sell that are in their possession, or a certificate to be issued by LATAM’s stock department (managed by the DCV, located at Huérfanos N° 770, Floor 22, Santiago, Metropolitan Region, Chile), exclusively for such purpose, certifying that the title(s) are under custody in the DCV;

(b)	A certificate issued for this purpose by the LATAM stock department, not more than 10 days before the delivery date to the Manager of the Offer or to the broker involved, evidencing that LATAM has no record in their files that the shares are affected by Encumbrances such that the shares are able to be registered in the name of the Offer Administrator or the respective stockbroker, agent, depositary or representative involved;

(c)	A copy, on both sides, of the identity card of the individual shareholder or its representative, if applicable, or of the representative of the legal entity shareholder, whose original document must be displayed at the time of signing the acceptance. The fact that the above-mentioned copy is a faithful photocopy of the original document must be certified by a notary public or verified by the corresponding stockbroker, agent, depositary or intervening representative;

(d)	Original or authorized copy of the current power-of-attorney of the shareholders’ representative, which must have sufficient representation faculties, issued or authorized before a notary public; and

(e)	An authorized copy of all the legal documentation of shareholders which are legal entities, including all their documents of incorporation and amendments thereof, existence authorizations and other pertinent resolutions, as well as a true copy of all the documents that evidence the legal capacity of their representatives, who must have sufficient representation powers, with a certificate of validity of a date not to exceed 60 days from the date of delivery to the stockbroker, agent, depositary or corresponding representative.

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Additionally, the accepting shareholder must enter into a services contract (in accordance with the provisions of Section II.1 of the Norma de Carácter General Nº 380 of the CMF), if it has not previously entered into such agreement, with the Manager of the Offer or with the stockbroker, agent, depositary or representative involved, in accordance with the applicable regulations.

The documents required from the shareholders in order to accept the Offer will be sent to the LATAM share department. The LATAM share department will proceed to register the shares subject to acceptance of the Offer in the name of the Manager of the Offer, and notwithstanding the right of withdrawal of each of the shareholders included in Section 11 (“Withdrawal rights”) of this Prospectus.

If any share transfer were to be objected to on any legal grounds or as a result of an operation that does not comply with the terms and conditions of the Offer, and said objection is not solved within the effective term, the acceptance will be automatically cancelled and, for all intents and purpose, deemed never to have been made. In these cases, the Manager of the Offer or the corresponding stockbroker will return the certificates to the shareholder, as well as any other documents provided by the same, as appropriate.

The stockbrokers, agents, depositaries or representatives other than the Manager of the Offer that participate in the Offer, shall gather the shares entered into their custody with the shares that said entities may already possess and, as appropriate, shall make one or more acceptances to the Manager of the Offer, which must be delivered together with the other documents identified in this Section. It will be the responsibility of each stockbroker, agent, depositary or representative that participates in this process to verify the existence and veracity of the documents referred to in this Section, with respect to their respective clients.

Pension fund managers and mutual fund managers, for the funds under their management, as well as other institutional investors who are required to maintain their investments under their own name until divestment, who decide to participate in this offer, will be subject to the procedures and mechanisms required by the regulations applicable to their operations. However, they will be required to submit their acceptances to this Offer at the office of the Manager of the Offer within the effective term of the Offer, without being required to deliver any share transfer form or the shares certificates indicated in (a) above. In any case, such documents shall be transferred to the Manager of the Offer together with the payment of the price to the institutional investor.

9.3.	Procedure for tendering ADS in the Offer. ADS holders may participate in the Offer by following either of the two procedures described below, which procedures are described in greater detail in the U.S. Supplement:

9.3.1. Tender of ADS through the ADS Receiving Agent by holders of ADS. If a holder of ADS wishes to participate in the Offer, prior to the Expiration Date, such holder may accept the Offer by tendering its ADS representative of common shares to the ADS Receiving Agent, in accordance with the instructions set forth in the U.S. Supplement.

9.3.2. Direct participation in the Offer by holders of ADS. As an alternative to tendering ADS through the ADS Receiving Agent, ADS holders may also surrender their ADS, withdraw the common shares underlying the ADS from LATAM’s ADS program and participate directly in the Offer as a holder of common shares of LATAM, in accordance to the terms contained in this Prospectus and the U.S. Supplement.

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9.4.	Return of shares. With respect to LATAM shares that are not acquired by the Offeror (including those represented by ADS) for not complying with the terms and conditions of the Offer, for the Offer having expired or for the Offer being unsuccessful, or for the number of total shares tendered exceeding the number of shares subject to Offer, such shares will be made available immediately to the respective shareholder by the Manager of the Offer or the corresponding securities intermediary, together with all the documents provided by the shareholders. This will occur immediately, without any right to indemnification, payment or reimbursement to the shareholder, nor will it imply an obligation or liability by the Offeror, its agents, advisors or representatives.

Consequently, shareholders who have accepted the Offer will not be entitled to any type of indemnification, payment or reimbursement, nor will the Offer create any obligation or liability for the Offeror, its agents, advisors or representatives, regarding the shares that have not been transferred to the Offeror.

10.	GROUNDS FOR NOT CONSUMMATING THE OFFER

PURSUANT TO ARTICLE 210 OF THE SECURITIES MARKET LAW, THE OFFER SHALL BE SUBJECT TO THE OBJECTIVE GROUNDS FOR NOT CONSUMMATING THE OFFER INDICATED BELOW (THE “GROUNDS FOR NOT CONSUMMATING THE OFFER”). SHOULD ONE OF THESE GROUNDS BE VERIFIED DURING THE EFFECTIVE TERM, THE OFFEROR SHALL HAVE THE RIGHT, BUT NOT THE OBLIGATION, TO DEEM THE OFFER AS EXPIRED UPON THE EXPIRATION DATE OF THE OFFER OR ITS EXTENSION.

IT IS HEREBY STATED ON THE RECORD THAT THE GROUNDS FOR NOT CONSUMMATING THE OFFER HAVE BEEN ESTABLISHED FOR THE SOLE BENEFIT OF THE OFFEROR, WHO MAY WAIVE THEM AT ITS SOLE JUDGMENT. THE OFFEROR’S NOTICE IN THE OCCURRENCE OF A GROUND FOR NOT CONSUMMATING THE OFFER SHALL BE COMMUNICATED BY MEANS OF PUBLICATION IN THE SAME NEWSPAPERS IN WHICH THE NOTICE OF COMMENCEMENT WAS PUBLISHED, AND THE PROCEDURE DESCRIBED IN THE SECTION 9.4 (“PROCEDURE FOR ACCEPTING THE OFFER – RETURN OF SHARES”) OF THIS PROSPECTUS SHALL BE FOLLOWED.

THE GROUNDS FOR NOT CONSUMMATING THE OFFER ARE THE FOLLOWING:

(A)	THE ENACTMENT OR ISSUANCE OF A LAW, REGULATION, STATUE, NORM, REGULATION, SENTENCE, RULING, DETERMINATION, WHICH IS CURRENTLY IN EFFECT, BY ANY GOVERNMENT AUTHORITY, AGENCY, OR COURT OF THE UNITED STATES OF AMERICA OR THE REPUBLIC OF CHILE, WHICH RESTRICTS, PROHIBITS, OR OTHERWISE CRIMINALIZES THE ACQUISITION OF THE SHARES OF LATAM BY MEANS OF THE OFFER; OR

(B)	THE OCCURRENCE OF ANY OF THE FOLLOWING EVENTS IN RELATION TO LATAM: (I) THE SUBMISSION OF A REQUEST FOR JUDICIAL REORGANIZATION OR VOLUNTARY LIQUIDATION, AS APPLICABLE; (II) THE ISSUANCE OF AN EXTRA-JUDICIAL OR SIMPLIFIED AGREEMENT; (III) THE GENERAL CEASE IN THE PAYMENT OF ITS OBLIGATIONS; (IV) THE GENERAL TRANSFER OF ASSETS FOR THE BENEFIT OF ITS CREDITORS, PURSUANT TO THE TERMS OF TITLE XIV OF BOOK FOUR OF THE CHILEAN CIVIL CODE; (V) THE ACCEPTANCE OF A LAWSUIT FOR MANDATORY LIQUIDATION; (VI) THE ISSUANCE OF A RESOLUTION OF LIQUIDATION AGAINST LATAM WHICH HAS NOT BEEN NULLIFIED WITHIN 60 DAYS AFTER BEING ISSUED; OR

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(C)	THAT LATAM OR ANY AFFILIATE ENTITY (AN “AFFILIATE ENTITY” BEING AN ENTITY THAT CONTROLS, IS CONTROLLED BY, OR IS UNDER COMMON CONTROL WITH LATAM) ENTERS INTO A CONTRACT OR AGREEMENT RELATED TO AN ALTERNATIVE TRANSACTION. “ALTERNATIVE TRANSACTION” SHALL MEAN ANY (I) ACQUISITION, MERGER, CONSOLIDATION, REORGANIZATION, LIQUIDATION, RECAPITALIZATION, SHARE EXCHANGE OR OTHER BUSINESS COMBINATION TRANSACTION, (II) ISSUANCE OR SALE OF SHARES OF CAPITAL STOCK OR OTHER EQUITY SECURITIES (EXCLUDING A TENDER OFFER OF SHARES OR OTHER SECURITIES OF LATAM, INCLUDING ANY ISSUANCE OF SHARES SUBJECT TO PREEMPTIVE RIGHTS), SO LONG AS SUCH TRANSACTION IS COMPRISED OF A BROAD DISTRIBUTION WITHOUT DIRECTED SALES, (III) ACQUISITION, DIRECTLY OR INDIRECTLY, OF BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT (5%) OF THE EFFECTIVE CAPITAL STOCK OR OTHER EQUITY SECURITIES, INCLUDING THROUGH A TENDER OFFER, OR (IV) UNLESS OTHERWISE AGREED, A JOINT VENTURE OR OTHER STRATEGIC ALLIANCE OR COMMERCIAL ARRANGEMENTS FOR COOPERATION, INCLUDING THOSE REFERRED TO LOYALTY PROGRAMS AND CODESHARE ARRANGEMENTS, IN EACH CASE, WITH AN AIRLINE CARRIER THAT IS HEADQUARTERED OR WITH OPERATIONS PRIMARILY BASED IN THE UNITED STATES OF AMERICA (INCLUDING ANY AFFILIATE, SUCCESSOR OR ASSIGN, OR ANY OTHER PERSON ACTING IN A GROUP WITH ANY SUCH CARRIER). AN ALTERNATIVE TRANSACTION EXCLUDES (I) THE ACQUISITION OF OWNERSHIP, DIRECTLY OR INDIRECTLY, OF EQUITY SECURITIES IN A PUBLICLY TRADED COMPANY OR OTHER ENTITY THAT IS SUBJECT TO LATAM OR LATAM’S RELATED PARTIES INVESTMENT, INSOFAR SUCH ACQUISITION CONSISTS OF LESS THAN TWO PERCENT (2%) OF THE OUTSTANDING CAPITAL STOCK OF SUCH COMPANY OR OTHER ENTITY IN THE AGGREGATE, OR (II) ANY ALTERNATIVE TRANSACTION WITH A FREIGHTER COMPANY. “FREIGHTER COMPANY” SHALL MEAN AN AIR CARRIER EXCLUSIVELY ENGAGED IN THE CARRIAGE OF FREIGHT AND CARGO USING ONLY FREIGHTER AIRCRAFT AND, FOR THE AVOIDANCE OF DOUBT, IN NO EVENT USING PASSENGER OR COMBI AIRCRAFT; OR

(D)	THAT, SINCE THE DATE OF THIS PROSPECTUS, LATAM HAS PERFORMED ANY OF THE FOLLOWING ACTIONS OTHER THAN WITH DELTA’S PRIOR WRITTEN CONSENT OR PURSUANT TO A LEGAL REQUIREMENT: (I) AMEND OR PROPOSE ANY MATERIAL AMENDMENT IN ITS OR ITS SUBSIDIARIES’ ORGANIZATIONAL DOCUMENTS; (II) MERGE OR CONSOLIDATE WITH ANY OTHER ENTITY, OR RESTRUCTURE, REORGANIZE, DISSOLVE OR COMPLETELY OR PARTIALLY LIQUIDATE; (III) DECLARE, SET ASIDE OR PAY ANY DIVIDEND OR OTHER DISTRIBUTION (WHETHER IN CASH, STOCK OR PROPERTY OR ANY COMBINATION THEREOF) IN RESPECT TO ANY LATAM SHARES OR EQUITY, EXCEPT TO THE EXTENT REQUIRED BY LAW; (IV) ISSUE OR GRANT AN OPTION TO SUBSCRIBE SHARES OR OTHER EQUITY SECURITIES OF LATAM, OR RECLASSIFY, SPLIT, COMBINE, SUBDIVIDE OR REDEEM, PURCHASE OR OTHERWISE ACQUIRE, DIRECTLY OR INDIRECTLY, ANY LATAM SHARES OR SECURITIES CONVERTIBLE OR EXCHANGEABLE INTO OR EXERCISABLE FOR ANY SHARES OF LATAM CAPITAL STOCK; (V) TAKE ANY OTHER ACTION THAT WOULD BE PROHIBITED TO AN ISSUER OF SECURITIES SUBJECT TO A TENDER OFFER UNDER THE APPLICABLE LAWS OF CHILE; OR (VI) AGREE OR COMMIT TO ADOPT ANY OF THE FOREGOING ACTIONS.

IF ANY OF THE GROUNDS FOR NOT CONSUMMATING THE OFFER IS VERIFIED DURING THE TERM OF THE OFFER, AND IS NOT WAIVED BY THE OFFEROR, THE OFFEROR SHALL ANNOUNCE THE VERIFICATION OF SUCH GROUND AND THE EXPIRATION OF THE OFFER BY PUBLISHING A NOTICE IN THE SAME NEWSPAPERS IN WHICH THE NOTICE OF COMMENCEMENT WAS PUBLISHED. SUCH PUBLICATION MUST BE MADE WITHIN THREE DAYS FOLLOWING THE DATE ON WHICH THE RESPECTIVE GROUND FOR NOT CONSUMMATING THE OFFER WAS VERIFIED AND, IN ANY CASE, NO LONGER THAN THE SECOND DAY FOLLOWING THE EXPIRATION DATE, AND IF NOT MADE BEFORE THAT DATE, SUCH GROUND FOR NOT CONSUMMATING THE OFFER SHALL BE DEEMED TO HAVE BEEN WAIVED BY THE OFFEROR.

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11.	WITHDRAWAL RIGHTS

In accordance with article 211 of the Securities Market Law, the shareholders who have accepted the Offer may withdraw, in whole or in part, their acceptance, until the Expiration Date, by means of a written communication delivered by the shareholder or its stockbroker, agent, depositary or representative involved, at the offices of the Manager of the Offer, during the Opening and Closing Hours of the Stock Market. Upon delivery of the above-mentioned communication in a timely manner to the Manager of the Offer, the latter shall deliver to the shareholder, depositary or stockbroker involved, as appropriate, its letter of acceptance, the documents that may have been attached to it and the transfers signed by the shareholder at the time to accept the Offer.

Additionally, in accordance with article 212 of the Securities Market Law, in the event that the Offeror fails to publish the Notice of Result on the third day following the Expiration Date, the shareholders who have accepted the Offer may withdraw their acceptance until the effective date of publication of the Notice of Result, which cannot be published later than 15 days following the Expiration Date.

It is hereby stated that, in the event that a shareholder withdraws from his acceptance in the manner indicated in this Section, the corresponding shares, transfers and other documentation received will be returned as soon as the shareholder communicates its withdrawal in writing. The procedures for a holder of ADS to withdraw any ADS tendered to the ADS Receiving Agent are set forth in greater detail in the U.S. Supplement.

12.	FINANCING OF THE OFFER

The Offeror will finance this Offer with the Offeror’s own funds.

Therefore, the validity of this Offer is not conditioned on obtaining any financing from third parties.

13.	COLLATERAL

This Offer does not include any collateral pursuant to the terms of article 204 of the Securities Market Law.

14.	MANAGER OF THE OFFER

The Offeror will act, for all the purposes of this Offer, through Santander Corredores de Bolsa Limitada, Chilean tax ID Nº 96.683.200-2, domiciled at Isidora Goyenechea N° 2800, floor 40, Las Condes, Santiago, Metropolitan Region, Chile (the “Manager of the Offer”).

To this end, the Offeror has granted Santander Corredores de Bolsa Limitada the authority to act as its agent for the Offer, to receive any acceptances made by the shareholders of the Company, to answer any questions raised as to the mechanisms and conditions of the Offer, to make transfers to the custody of LATAM, to reject acceptances and generally to engage in all the activities necessary to consummate this transaction.

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15.	OFFEROR’S INDEPENDENT ADVISORS

In making this Offer, the Offeror has relied on the independent advice of the following persons:

(a)	Santander Corredores de Bolsa Limitada. Stockbroker corporation, tax ID Nº 96.683.200-2, domiciled at Isidora Goyenechea N° 2800, floor 40, Las Condes, Santiago, Metropolitan Region, Chile.

(b)	Barros & Errázuriz Abogados Limitada. Law firm, tax ID Nº 79,806,660-9, domiciled at Isidora Goyenechea N° 2939, 10th floor, Las Condes, Santiago, Metropolitan Region, Chile.

16.	RISK FACTORS

In the opinion of the Offeror, due to the fact that the offered price will be paid in cash, there are no risks associated with this Offer.

17.	IMPACT OF THE OFFER ON THE SHARES

Shareholders who do not accept this Offer may still trade their shares on the stock exchanges, as long as the shares remain registered thereon. The current market price of the shares, however, may be influenced by the fact that the Offeror has publicly announced its decision to launch the Offer. Therefore, it is uncertain whether the price of the shares will remain at its previous level, or if it will increase or decrease after the Offer is executed.

The execution of the Offer will probably cause a reduction in the free float of the shares. Therefore, it is expected that after the execution of the Offer, the supply and demand for shares may decrease, and therefore also its liquidity. A lower liquidity could generate greater fluctuations in the price of the shares and it is possible that requests for purchase and sale of the shares may not be executed in a timely manner in the future.

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18.	MARKET PRICE AND DIVIDENDS

18.1.	Market price. The prices and amount of the traded shares of LATAM on the Santiago Stock Exchange and the Chilean Electronic Stock Exchange, over the past two years, from November 2017 to October 2019, expressed in pesos, national currency, are the following:

Santiago Stock Exchange
Date	Trading volume (# of shares)	Trading amount (Pesos)	Closing price (Pesos)
November 2017	14,349,273	121,545,818,045	8,128.40
December 2017	13,492,697	112,282,566,834	8,717.90
January 2018	11,186,535	106,866,381,724	10,370.00
February 2018	7,746,270	75,336,960,364	9,742.60
March 2018	9,640,069	90,404,703,881	9,384.70
April 2018	7,791,320	72,977,066,114	9,406.40
May 2018	17,206,798	145,571,907,436	7,607.10
June 2018	16,632,352	120,784,573,311	6,482.20
July 2018	7,738,388	53,478,848,025	7,262.10
August 2018	10,991,100	71,229,735,041	6,377.60
September 2018	11,916,140	74,446,005,531	6,255.90
October 2018	15,217,838	96,993,249,037	6,329.80
November 2018	11,893,331	78,323,144,929	6,892.80
December 2018	9,579,668	66,058,496,046	6,934.20
January 2019	13,614,885	105,977,280,761	7,839.00
February 2019	7,861,222	60,740,467,051	7,620.00
March 2019	9,937,187	74,753,853,812	7,235.00
April 2019	10,616,053	74,926,684,561	6,717.00
May 2019	13,605,414	84,118,582,389	6,220.00
June 2019	7,292,022	46,427,245,642	6,375.00
July 2019	10,265,028	68,695,786,068	6,710.00
August 2019	12,344,583	76,248,083,417	6,059.90
September 2019	13,814,897	104,355,959,793	8,060.00
October 2019	12,896,489	106,161,158,588	8,200.00

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Chilean Electronic Stock Exchange
Date	Trading volume (# of shares)	Trading amount (Pesos)	Closing price (Pesos)
November 2017	1,465,779	12,472,940,546	8,342.80
December 2017	666,818	5,651,150,588	8,500.00
January 2018	1,093,935	10,333,563,524	10,260.00
February 2018	1,086,189	10,612,637,769	9,500.00
March 2018	664,982	6,248,165,203	9,250.00
April 2018	1,830,857	17,115,059,851	9,315.00
May 2018	1,885,608	15,908,004,574	7,685.00
June 2018	2,166,709	15,737,428,419	6,600.00
July 2018	350,858	2,510,629,216	7,277.90
August 2018	1,171,334	7,588,728,412	6,180.00
September 2018	774,727	4,742,204,471	6,625.00
October 2018	998,216	6,288,126,244	6,237.20
November 2018	311,530	1,998,423,337	6,961.40
December 2018	439,486	2,998,184,428	6,856.72
January 2019	654,059	5,115,382,780	7,781.11
February 2019	560,796	4,358,968,796	7,600.00
March 2019	288,231	2,160,312,463	7,150.11
April 2019	870,673	6,104,502,974	6,659.01
May 2019	627,669	3,965,590,288	5,754.99
June 2019	421,482	2,679,916,366	6,315.01
July 2019	177,798	1,182,193,282	6,791.69
August 2019	259,671	1,626,403,693	5,990.00
September 2019	324,851	2,193,797,819	8,033.59
October 2019	183,200	1,524,410,551	8,355.01

18.2.	Dividends. The dividends distributed by LATAM over the past two years from November 2017 to October 2019 have been the following:

Type	Payment date	Amount per share (USD)	Dividend No.
Definitive	May 17, 2018	US$0.07683146734	49
Definitive	May 16, 2019	US$0.090006185096	50

The information disclosed in the two preceding sections has been obtained from publicly available documents and reports that have not been verified by the Offeror or independently audited. Therefore, the Offeror assumes no liability for the truthfulness of such information or for the Company’s or securities exchanges’ failure to disclose facts or data that may affect such information or have an influence on its interpretation.

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19.	LOCATION OF INFORMATION

Copies of this Prospectus and of the U.S. Supplement are available to interested parties at the following locations:

(a)	At the offices of the Offeror, located at Cerro El Plomo, N° 5680, of. 1802, Las Condes, Santiago, Metropolitan Region, Chile, Santiago, from Monday to Friday between 9:00 AM and 4:00 PM;

(b)	At the offices of Santander Corredores de Bolsa Limitada, located at Isidora Goyenechea N° 2800, floor 40, Las Condes, Santiago, Metropolitan Region, Chile, from Monday to Friday between 9:30 AM and 4:00 PM;

(c)	At the Comisión para el Mercado Financiero, whose offices are located at Avenida Libertador Bernardo O’Higgins N° 1449, Santiago, Metropolitan Region, Chile, from Monday to Friday between 9:00 AM and 1:30 PM, and on its website www.cmfchile.cl;

(d)	At the Santiago Stock Exchange, whose offices are located on La Bolsa N° 64, Santiago, Metropolitan Region, Chile, from Monday to Friday between 9:30 AM and 4:00 PM;

(e)	At the Chilean Electronic Stock Exchange, whose offices are located on Huérfanos N° 770, 14th Floor, Santiago, Metropolitan Region, Chile, from Monday to Friday between 9:30 AM and 4:00 PM; and

(f)	At the offices of LATAM Airlines Group S.A., located at Presidente Riesco Nº 5711, piso 20, Las Condes, Santiago, Metropolitan Region, Chile, from Monday to Friday between 9:00 AM and 4:00 PM.

20.	PUBLICATION OF NOTICES

All notices related to the Offer discussed in this Prospectus will be published in La Nación (www.lanacion.cl) and El Líbero (www.ellibero.cl) online newspapers.

21.	OTHER INFORMATION

None.

*            *            *

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